DRAFT Los Angeles San Francisco New York Newport Beach Boston NTS, Inc. Presentation to the Board of Directors October [15],January 2013 Strictly Private and Confidential B. Riley & Co., LLC Member FINRA & SIPC www.brileyco.c

Qualification and Limiting Conditions This document has been prepared for the Board of Directors (the “Board”) of NTS, Inc. (“NTS” or the “Company”) by B. Riley & Co., LLC (“BRC”), in connection with its engagement by the Special Committee to the Board of Directors of NTS (the “Committee”) to provide an opinion as to the fairness, from a financial point of view, as of the date of the opinion, to the Board in respect of the cash consideration (the “Consideration”) to be received by the holders of Company common stock (other than any stockholders rolling over shares) from Tower Three Partners (“T3") in connection with the proposed acquisition of 100% of NTS’ common stock by T3 North Holdings, LLC (the “Proposed Transaction”). Neither this document nor the information contained herein is for investment purposes or for distribution to the public or any other entity without the express written permission of BRC. Any recipient of this document hereby agrees that all information contained herein is confidential, and that they will treat it as such, and will not, without prior written consent from BRC, directly or indirectly, disclose, copy or distribute such information. The corporate information contained in this presentation was furnished by the management of NTS. B. Riley has relied on, but did not assume any responsibility to independently investigate or verify the accuracy, completeness and fairness, of all such information provided during this engagement. The conclusions contained herein are conditioned upon the information being accurate, complete and fair in all respects. All estimates, budgets, forecasts and projections contained herein have been prepared by the management of NTS and involve numerous and significant subjective determinations. The estimates, budgets, forecasts and projections contained herein may or may not be achieved and differences between projected results and those actually achieved may be material. BRC assumed that the forecasts and projections provided herein were prepared on a basis reflecting the best currently available estimates and good faith judgments of NTS management as to future performance for all periods specified therein. No representation or warranty, expressed or implied, is made as to the accuracy, completeness, or fairness of such information and nothing contained herein is, or shall be relied upon as, a promise or representation of past or future results. Neither BRC nor any of its advisors take any responsibility for the accuracy or completeness of any of the accompanying information. BRC has not been requested to and did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise known or unknown) of NTS. Confidential 1

Qualification and Limiting Conditions (cont’d) Consistent with applicable legal and regulatory requirements, BRC has adopted certain policies and procedures to establish and maintain the independence of BRC’s research departments and personnel. As a result, the research analysts of BRC and its affiliates may hold views, make statements or investment recommendations and/or publish research reports with respect to NTS, the Proposed Transaction and other participants in the Proposed Transaction that differ from the views of BRC’s investment banking personnel. In the ordinary course of its business, BRC and its affiliates may actively trade or hold (for their own accounts or for the accounts of their customers) equity and debt securities, bank debt and/or other financial instruments issued by NTS or other participants in the Proposed Transaction as well as derivatives thereof, and, accordingly, may at any time hold long or short positions in these securities, bank debt, financial instruments and derivatives. The type and amount of consideration payable in the Proposed Transaction were determined through negotiations between NTS and T3 and are subject to the approval of its Board. The decision to enter into the Proposed Transaction is solely that of the Board. The BRC fairness opinion (the “Opinion”) is just one of the many factors taken into consideration by the Board of NTS. Consequently, BRC’s analyses should not be viewed as determinative of the Board’s decision with respect to the fairness, from a financial point of view, of the consideration to be paid to the holders of Company common stock in the Proposed Transaction. The Opinion has been approved by BRC’s Fairness Opinion Committee in accordance with its established policies and procedures. Confidential 2

Table of Contents 1. Introduction 2. NTS, Inc. Company Overview 3. Valuation Analysis 4. Appendix Confidential 3

Introduction

Situation Overview NTS, Inc. (“NTS” or the “Company”) has reached an agreement to be acquired by T3 North Holdings, LLC (“T3 North”), a wholly-owned subsidiary of Tower Three Partners, LLC (“T3”), for cash consideration of $2.00 per share of NTS common stock (the “Proposed Transaction”) B. Riley & Co., LLC (“BRC” or “B. Riley”) has been engaged by the Special Committee to the Board of Directors (the “Committee”) of NTS to render an opinion (the “Opinion”) as to the fairness, as of the date of the Opinion, from a financial point of view, of the cash consideration to be received by the holders of Company common stock (other than any stockholders rolling over shares) in the Proposed Transaction B. Riley was engaged solely to render the Opinion and was not engaged to, and did not, solicit any indications of interest from any parties with respect to a sale of all or part of the Company or any alternative transaction. The Opinion does not address the relative merits of the Proposed Transaction as compared to any alternative transaction or opportunity that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Proposed Transaction. The Opinion does not constitute a recommendation as to how any holder of shares of Company common stock should vote on the Proposed Transaction or any matter related thereto. In addition, BRC has not been asked to address, and the Opinion does not address, the fairness to, or any other consideration of, the holders of any other class of securities, creditors or other constituencies of the Company Confidential 5

Situation Overview (cont'd) Based on B. Riley’s conversations with certain members of senior management of the Company and Board of Directors, we understand the Company has held discussions with strategic and financial buyers in evaluating alternatives to execute on its strategic growth plan: In August 2011, NTS signed Non-Disclosure Agreements (“NDAs”) with and entered into discussions with two strategic parties regarding a potential sale. It was determined that the build out of NTS’ fiber network was too early stage for an acquisition by the strategic parties In March 2013, T3 approached NTS via the Company’s financial advisor, Oberon Securities LLC (“Oberon”), to engage in preliminary discussions. Key events following the initial introduction are documented in subsequent pages As discussions between T3 and NTS progressed, Oberon approached two additional financial buyers / investors to gauge interest in pursuing a transaction with NTS in August 2013 • Both financial buyers entered into NDAs and received diligence materials, including financial projections prepared by management of the Company • One party indicated an interest in providing capital in the form of subordinated debt or preferred equity; the other party indicated a willingness to provide a PIPE at the then current market share price of approximately $1.50 Confidential 6

Situation Overview (cont'd) Review of select events March 14 Introductory call among NTS, T3 and Oberon Securities, LLC (“Oberon”), financial advisor to the Company April 10 NDA executed between NTS and T3 April 24-25 Principal meeting in Dallas, Texas, after which diligence materials are shared May 29 Principal meeting in Greenwich, Connecticut to discuss actionable consolidation opportunities August 2 T3 submits non-binding Letter of Intent indicating $2.00 per share purchase price and requesting 30-day period of exclusivity with the Company Weil, Gotshal & Manges, LLP retained as T3 counsel August 14 Principal meeting to update on organic growth initiatives and non-organic growth opportunities August 19 T3 submits diligence schedule and request list August 21 Letter of Intent executed and 30-day period of exclusivity commences Mid-August Special Committee to Board of Directors (the “Committee”) formed Mid-September Olshan, Frome, Wolosky LLP retained as Committee counsel Confidential 7

Current Summary of Key Transaction Terms Price per Share $2.00 per share Consideration 100% cash Rollover of one-third or approximately [2,606,600] shares held by Guy Nissenson, Chairman of the Board, President and Chief Executive Officer Required Financing Assumes requisite waivers and / or consents are obtained, as necessary, for rollover of existing debt, including notes payable to ICON Agent, LLC, Senior Unsecured Series A Bonds issued December 2007 and Rural Utilities Service (“RUS”) loans outstanding Approximately [94]% T3 Holdings, LLC Pro Forma Ownership Approximately [6]% Guy Nissenson [2.00]% NTS break-up fee in the case of a Go-Shop Excluded Party; [3.00]% NTS break-up fee in any other circumstance 1.50x reverse break-up fee equal to the higher of the NTS break-up fee. Alternatively, prior to termination of the agreement the Deal Protection Company can seek specific performance. The reverse break-up fee and specific performance are the Company’s remedies if the Company satisfies all of its conditions to closing, yet T3 determines not to close for any reason Go-Shop Provision [25] days Customary for transactions of this nature HSR approval Conditions to Close Shareholder vote Absence of Material Adverse Effect No material breach of representations and warranties and covenants ___________________________ Note: Defined terms have the same meaning as in the draft Agreement dated October 13, 2013. Confidential 8

Scope of Work BRC performed the following activities, among others, in formulating its Opinion Reviewed the financial terms of the draft Agreement and Plan of Merger (the “Agreement”) dated October 13, 2013; Reviewed certain publicly available information, which we believe to be relevant, concerning the business, financial condition and operations of NTS; Reviewed certain information internal to NTS concerning its business, financial condition and operations, prepared and furnished to us by the management of the Company; Reviewed NTS’ financial forecast furnished to us by the management of the Company; Reviewed certain internal financial analyses, estimates and forecasts, prepared and furnished to us by the management of the Company; Reviewed the Company’s annual and quarterly audited and unaudited financial statements through June 30, 2013; Held discussions with members of senior management of NTS concerning their evaluations of the Proposed Transaction, the business, operating and regulatory environment, financial condition, prospects, and strategic objectives of the Company, as well as such other matters as we deemed necessary or appropriate for purposes of rendering the Opinion; Reviewed certain publicly available financial data, stock market performance data and trading multiples of companies which we deemed to be generally comparable to the Company; Confidential 9

Scope of Work (cont'd) Reviewed the publicly available financial terms of certain other business combinations that we deemed to be relevant in industries similar to those in which the Company participates and the consideration received for such companies that we believe to be generally relevant; Performed a discounted cash flow analysis of NTS utilizing financial information prepared by and furnished to us by the management of the Company; Reviewed and analyzed premiums paid in business combinations involving publicly traded companies that BRC deemed to be generally comparable to NTS with respect to size and industry; and Performed such other financial studies, analyses and investigations, and considered such other matters, as we deemed necessary or appropriate for purposes of rendering the Opinion. Confidential 10

NTS, Inc. Company Overview

NTS, Inc. Overview NTS is a publicly traded telecommunications company LTM Revenues (NYSE/TASE: NTS) operating in the U.S. Offers a wide range of services, including broadband data, IPTV video services, local dial tone, point-to-point Fiber 34% long haul, mobile wireless services, long distance and international telephony, Toshiba telephone systems, Internet hosting MPLS data services and reselling opportunities Non-Fiber 66% Operates the largest "non-ILEC" telecommunications network in West Texas and has developed a Fiber-To-The-Premise (“FTTP”) platform enabling the Company to $60.0 Million provide a voice, video and data "triple play" offering to its customers LTM Fiber Revenues Broadband networks in underserved North Texas and Wholesale Revenues Louisiana communities funded by approximately $100 Residential 5% Revenues million of federal grants ($46 million) and loans ($54 42% million) from the USDA Rural Utility Service (“RUS”) Recently launched “metro build” strategy specifically targeting business customers in select markets: Wichita Falls (Q1 2013), Abilene (Q2 2013) and Amarillo (Q4 2013E) founded and is headquartered Business Revenues NTS was in 1981 in 53% Lubbock, Texas $20.6 Million ___________________________ Source: Company. Confidential 12

Summary Federally Funded FTTP Projects NTS’ “PRIDE Network Inc.” won approval of three applications for federal funding, representing the fifth largest recipient of broadband funding NTS was selected to receive approximately $100 million in total financing that will increase total passings by 30,000+ $46 million in the form of grants $54 million in the form of 19-year non-recourse loans to build two FTTP networks in North Texas and one FTTP network in Louisiana Due to the nature of RUS grants and loans, BRC notes limited Federal Stimulus funding may be available on a go-forward basis Residential Business Total Sales Project Project Name Total Investment Passings Passings Passings Commencement Completion(1) Levelland $12 million 5,400 310 5,710 Q4 2009 April 2010 $45 million North Texas [1] 11,252 2,200 13,452 Q2 2011 Q4 2013E ($22 million Grant) $19 million North Texas [2] 7,800 500 8,300 Q2 2011 Completed ($6 million Grant) $36 million Louisiana 6,745 2,978 9,723 Q2 2013 Q4 2013E ($18 million Grant) $112 million Total 31,197 5,988 37,185 ($46 million Grant) ___________________________ Source: Company. (1) Excludes installations. Confidential 13

NTS FTTP Network Footprint NTS’ fiber network is currently available in 18 communities in Texas As of Q2 2013 Passings Customers Take Rate ARPU Business 8,320 2,898 35% $348 Residential 38,935 7,894 20% $102 Total 47,255 10,792 23% $178 ・= Pre-PRIDE FTTP buildout N= 2011 FTTP buildout ・ = 2012 FTTP buildout ・ = 2013 FTTP buildout ・= Smart Build network ___________________________ Source: Company. Confidential 14

NTS Take Rates in Key Markets Pride 1 – Business Take Rates Pride 1 – Residential Take Rates 80% 80% Levelland Littlefield 70% 70% Whitharral Brownfield Slaton 60% 60% Wilson Lamesa Meadow Ropesville 50% 50% Plainview 40% 40% 30% 30% Levelland Littlefield 20% 20% Brownfield Slaton Wilson 10% 10% Lamesa Plainview 0% 0% 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 ___________________________ Source: Company. Confidential 15

Summary Financial Performance Net Sales Passings and Take Rate ($ in millions) 3-Yr CAGR 3.9% -9.9% 35.0% Gross Profit and Margin(1) Adjusted EBITDA and Margin(2) ($ in millions) ($ in millions) 30.9% 9.9% 3-Yr CAGR 3-Yr CAGR ___________________________ Source: Company filings and management forecast. (1) Excludes depreciation and amortization. (2) Adjusted EBITDA excludes stock-based compensation, asset impairments and cost savings. Confidential 16

NTS Historical Share Price Performance Confidential 17

Summary Financials

Financial projections assume management base case

($ in 000s)	Historical FYE Dec. 31,			Projected FYE Dec. 31,					
	FY 2011A	FY 2012A	LTM 6/30/13A	2013E	2014E	2015E	2016E	2017E	2018E
Customers	7,267	9,460	10,792	12,060	16,993	19,703	21,206	21,764	22,253
ARPU	$165	$182	$178	$183	$184	$182	$184	$185	$185
Passings	33,748	44,426	47,255	62,524	62,964	66,143	66,143	66,143	66,143
Take Rate	21.5%	21.3%	23.0%	19.3%	27.0%	29.8%	32.1%	32.9%	33.6%
Fiber Revenue	$13,023	$18,220	$20,633	$23,610	$32,068	$40,043	$45,277	$47,701	$48,899
Non-Fiber Revenue	44,635	41,651	39,352	36,922	32,685	29,965	27,797	25,869	23,880
Total Revenue	**57,658**	**59,870**	**59,985**	**60,533**	**64,753**	**70,008**	**73,074**	**73,571**	**72,780**
% Revenue Growth	--	*3.8%*	*1.1%*	*1.1%*	*7.0%*	*8.1%*	*4.4%*	*0.7%*	*(1.1%)*
Gross Profit[1]	**29,632**	**32,381**	**33,066**	**34,397**	**39,320**	**44,265**	**47,502**	**48,426**	**48,266**
% Margin	*51.4%*	*54.1%*	*55.1%*	*56.8%*	*60.7%*	*63.2%*	*65.0%*	*65.8%*	*66.3%*
Sales & Marketing	$3,558	$3,536	$3,386	$3,218	$3,334	$3,590	$3,795	$3,793	$3,804
General & Administrative	17,483	17,266	18,231	18,502	18,044	18,797	19,544	19,552	19,540
Depreciation & Amortization	5,351	6,274	6,636	6,819	7,432	7,946	8,314	2,170	2,170
Operating Income	**3,241**	**5,304**	**4,814**	**5,858**	**10,508**	**13,932**	**15,849**	**22,911**	**22,752**
% Margin	*5.6%*	*8.9%*	*8.0%*	*9.7%*	*16.2%*	*19.9%*	*21.7%*	*31.1%*	*31.3%*
Depreciation & Amortization	5,351	6,274	6,636	6,819	7,432	7,946	8,314	2,170	2,170
Stock-Based Compensation	400	283	377	411	477	477	477	477	477
Nonrecurring Expenses[2]	--	--	1,548	1,548	--	--	--	--	--
Planned Cost Savings[3]	--	--	--	64	1,077	1,484	1,484	1,484	1,484
Adjusted EBITDA	**8,992**	**11,862**	**13,374**	**14,700**	**19,494**	**23,839**	**26,124**	**27,042**	**26,884**
% Margin	*15.6%*	*19.8%*	*22.3%*	*24.3%*	*30.1%*	*34.1%*	*35.8%*	*36.8%*	*36.9%*
Capital Expenditures	**16,295**	**8,848**	**24,703**	**16,612**	**10,543**	**7,687**	**5,051**	**4,359**	**2,637**
% of Total Revenue	*28.3%*	*14.8%*	*41.2%*	*27.4%*	*16.3%*	*11.0%*	*6.9%*	*5.9%*	*3.6%*

Source: Company filings and management forecast.
(1) Gross profit excludes depreciation and amortization.
(2) Nonrecurring expenses include $1.0 million from an increase in bad debt expense and $519,000 due to the write-off of assets acquired during various acquisitions.
(3) Reflects planned cost reductions in IT, payroll, transport and headquarters related expenses.

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Valuation Analysis

Valuation Methodologies BRC utilized the following methodologies to value the Company The Market Approach, encompassing comparable public companies and selected transactions, utilizes ratios of enterprise value and equity value to different measures of cash flow and earnings as an indication of relative value. The stock prices are those of companies with similar investment and operational attributes to those of the company being valued. Some of the selected companies may not be directly comparable to the Company; the selected companies are nonetheless deemed to be Market affected by the same broad economic factors and business prospects. Multiples The Market Approach uses risk analyses to compare the Company to publicly traded firms in terms of size, diversity of operations and services, financial strength, profitability, growth, and other factors recognized as key indicators of risk. Although the companies used in the analyses may have different capital structures, specialization of assets, market share, geographical diversification, product mix and size, they can serve as a guide in measuring the investment market's expectations and perceptions of a particular industry. Precedent transaction multiples associated with recent and generally relevant acquisitions are reviewed for indications of relative value in change of control situations. Precedent The selected acquisitions are deemed to be relevant by virtue of similarities in underlying business factors between the subject company and Transactions acquisition targets captured by the analysis. Valuation multiples are observed as a function of revenue, EBITDA and other metrics as appropriate. The DCF approach utilizes the concept that the value of a business is best represented by the present value of the estimated cash flow streams it can generate in the future. The estimated cash flow streams of a business enterprise are then adjusted to reflect the time value of money as well as the associated business and economic risks of that enterprise. Discounted While the DCF approach is the most theoretically valid approach, it relies on the ability of the Company’s management to forecast cash flows with Cash Flow reasonable accuracy and assess the risk associated with those cash flows. The cost of capital is derived utilizing a model of expected returns as a function of risk. Typically, this model is the Capital Asset Pricing Model (CAPM), with adjustments for sources of abnormal returns not empirically observed in statistical tests of the CAPM model. The Premiums Paid Analysis observes premiums paid in precedent transactions involving publicly traded companies of similar size. The Premiums Paid Analysis expands the view of value derived from the Precedent Transactions analysis by enlarging the data set and focusing Premiums Paid strictly on premiums-to-market offered by acquirers to induce shareholders of target companies to sell their ownership stakes. Analysis Premiums paid generally encompass two sources of value: a control premium and consideration for operational synergies anticipated to be realized by the acquiror, if applicable. Confidential 20

NTS INCORPORATED

Public Company Comparables – Summary Descriptions

CLEC and Telecom Comparables

Alaska Communications Systems Group, Inc. (NASDAQ: ALSK)	Alaska Communications provides leading integrated communications services to business and consumer customers in and out of Alaska. The company's communications network extends throughout Alaska and is connected to the contiguous states via its two diverse undersea fiber optic cable systems: (i) the AKORN® system and (ii) the Northstar system.
CenturyLink, Inc. (NYSE: CTL)	Century Link is an integrated communications company which provides an array of communications services to the residential, business, governmental and wholesale customers. Services include local and long-distance, network access, private line, public access, broadband, data, managed hosting, colocation, wireless and video services. In certain local and regional markets, they also provide local access and fiber transport services to CLECs and security monitoring.
Cincinnati Bell Inc. (NYSE: CBB)	Cincinnati Bell provides data and voice communications services over wireline and wireless networks, managed and professional information technology services, and it resells information technology and telephony equipment. It provides telecommunications services to businesses and consumers in the Greater Cincinnati and Dayton, Ohio areas.
Consolidated Communications Holdings, Inc. (NASDAQ: CNSL)	Consolidated Communications Holdings provides communications services to residential and business customers in Illinois, Texas, Pennsylvania, California, Kansas and Missouri. It offers local and long-distance service, high-speed broadband Internet access, video services, digital telephone service ("VOIP"), custom calling features, private line services, carrier grade access services, network capacity services over our regional fiber optic networks, directory publishing and CLEC services.
Frontier Communications Corporation (NASDAQ: FTR)	Frontier Communications provides services to rural areas and small and medium-sized towns and cities in the U.S. It offers voice, data, Internet, and television services and products. The company provides both regulated and unregulated voice, data and video services to residential, business and wholesale customers.
HickoryTech Corporation (NASDAQ: HTCO)	HickoryTech provides communications to business and residential customers in the upper Midwest through its multistate fiber network. The Fiber and Data segment serves wholesale, enterprise and small to medium business customers with high-speed communications products. The company also offers local phone, long distance, high-speed Internet, digital TV, advanced business and IP networking services. Its products and services support Cisco' equipment sold to business customers.
Windstream Holdings, Inc. (NASDAQ: WIN)	Windstream Holdings provides telecommunication, high-speed Internet, long distance, network access and video services in 16 states. Windstream Yellow Pages publishes all its local directories and for more than 100 other independent telephone companies. Windstream Supply operates four warehouses across the United States which house a wide variety of products used to support voice, high-speed data and video applications.

DRAFT

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NTS INCORPORATED

Public Company Comparables – Summary Descriptions

Cable Comparables

Cablevision Systems Corporation (XNYS: CVC)	Cablevision Systems is a telecommunications and media company that offers advanced digital television, voice and high-speed Internet services, local media and programming properties and movie theatres. The Telecommunications Services segment includes the company's cable television business, including its video, high-speed data, and Voice over Internet Protocol operations and the operations of the commercial high-speed data and voice services provided by Optimum Lightpath. The other segment, Newsday, includes the Newsday daily newspaper, amNew York, Star Community Publishing Group, and online websites, including newsday.com and exploreLI.com.
Charter Communications, Inc. (NASDAQ: CHTR)	Charter Communications provides entertainment, information, and communications solutions to residential and commercial customers. The company offers cable video programming services, Internet services, Charter.net and telephone services. It also provides broadband communications solutions to business and carrier organizations.
Time Warner Cable Inc. (NYSE: TWC)	Time Warner Cable provides video, high-speed data and voice services in the U.S. The company offers residential and business customers with video, high-speed data and voice services through its broadband cable systems. Its business services also include networking and transport services and, through its wholly owned subsidiary, NaviSite, Inc., manages and outsources information technology solutions and cloud services. It also provides advertising to a variety of national, regional and local customers.

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Public Company Comparables – Key Financial Statistics NTS is significantly smaller than public comparables and will require high capex levels to build out its fiber network LTM Revenues LTM Gross Profit Margin(1) ($ in millions) Mean: 54.3% Median: 52.7% LTM Adjusted EBITDA Margin(2) LTM Capex % Revenues Median: 35.8% Mean: 35.4% Mean: 17.7% Median: 16.6% ___________________________ Source: FactSet. (1) Excludes depreciation and amortization. (2) Excludes stock-based compensation. Confidential 23

Public Company Comparables – Relative Valuation Enterprise Value(1) Market Capitalization(1) ($ in millions) ($ in millions) 2013E Revenue Growth Enterprise Value / CY 2013E EBITDA(1) Implied NTS Share Price NTS 2013E EBITDA ($MM) $14.7 CLEC and Telecom Median $0.43 Cable Operators Median $1.06 Cable Operators Median 7.8x Mean: 6.7x Median: Mean: 6.4x -0.7% CLEC and (2) Telecom Median: -2.4% Median 5.9x ___________________________ (2) Source: FactSet. Note: Implied NTS share price utilizes treasury method and assumes conversion of in-the-money warrants and options in calculating diluted shares outstanding. (1) Price as of October 11, 2013. (2) HTCO 2013E revenue and EBITDA based on the mid point of management guidance. Confidential 24

Precedent Comparable Transactions The following precedent transactions were identified on the basis of underlying similarities in the acquired company business models and operations 2011 2013 Implied NTS Valuation 2013E Enterprise Share EBITDA Value Price $14.7 $118.5 $1.14 Average 8.1x(1) Total $1,100 $1,934 $2,590 $2,964 $2,245 $28 $530 $2,142 $6,600 $1,625 $22,184 $157 EV ___________________________ Source: FactSet and public filings. Note: Implied NTS share price utilizes treasury method and assumes conversion of in-the-money warrants and options in calculating diluted shares outstanding. (1) Average excludes Tower Three Partners / NTS, Inc. multiple. Confidential 25

Discounted Cash Flow Valuation Key Assumptions ($ in millions) For the Fiscal Years Ending December 31, 2013 2014 2015 2016 2017 2018 NTS cost of capital derived Revenue $60.5 $64.8 $70.0 $73.1 $73.6 $72.8 using CAPM adjusted for % growth 1.1% 7.0% 8.1% 4.4% 0.7% (1.1%) excess returns associated with company size Adj. EBITDA $14.7 $19.5 $23.8 $26.1 $27.0 $26.9 % margin 24.3% 30.1% 34.1% 35.8% 36.8% 36.9% Risk free rate of 2.5% based on 20-year U.S. Treasury Tax Provision(1) -- -- -- (1.7) (7.2) (7.6) yield curve rate as of October Capital Expenditures (16.6) (10.5) (7.7) (5.1) (4.4) (2.6) 11, 2013. Change in Net Working Capital 4.0 (0.6) (0.5) (0.5) (0.1) (0.3) Market risk premium of 6.6% Free Cash Flows $2.1 $8.3 $15.6 $18.9 $15.4 $16.3 Micro-cap size premium of Terminal Value $188.2 11.8% Implied Enterprise Value $144.1 Un-levered Beta of 0.42, drawn from subset of public comparables Marginal cost of debt assumed to be 11.7%, Implied Enterprise Value Implied Share Price excluding RUS loans Target capital structure assumed to be approximately EV / EBITDA EV / EBITDA 46.6% debt / market equity 5.5x 6.0x 6.5x 7.0x 7.5x 5.5x 6.0x 6.5x 7.0x 7.5x based on NTS current capital 14.0% $126.4 $133.4 $140.4 $147.4 $154.4 14.0% $1.32 $1.47 $1.63 $1.78 $1.93 structure 15.0% $121.9 $128.6 $135.2 $141.9 $148.6 15.0% $1.22 $1.36 $1.51 $1.66 $1.81 Resulting cost of equity of 16.0% $1.12 $1.26 $1.40 $1.55 $1.69 16.0% $117.5 $123.9 $130.3 $136.7 $143.1 WACC 17.9% WACC 17.0% $113.4 $119.5 $125.7 $131.8 $137.9 17.0% $1.03 $1.17 $1.30 $1.44 $1.57 WACC of 14.6% 18.0% $109.5 $115.3 $121.2 $127.1 $133.0 18.0% $0.94 $1.07 $1.20 $1.33 $1.46 ___________________________ Note: Implied NTS share price utilizes treasury method and assumes conversion of in-the-money warrants and options in calculating diluted shares outstanding. (1) Assumes full utilization of $22.9 million NOL as of June 30, 2013. Confidential 26

Premiums Paid Analysis Data Set Premiums Paid to Prior Close and Month-Ago Closing Price(1) 51 selected change-of-control transactions dating back to January 2010 North American listed public companies Premium to 1-year VWAP Market capitalization range from 55.5% $25 million to $100 million Aggregate deal value of $2.9 billion Premia assessed based on VWAP due to limited trading volume in NTS stock Premium to 30-day VWAP 25.3% Premium to 90-day VWAP 19.7% ___________________________ Source: Factset and BRC analysis. (1) Last Trade as of October 11, 2013. Confidential 27

Summary Valuation NTS 52-Week Trading Range $0.83 $1.80 Public Company Comparables(1) Non-Fiber Business FIBER CLEC and Telecom Comparables EV / 2013E EBITDA (4.5x - 6.5x) $0.53 $1.01 Fiber Business NON-FIBER Cable Operator Comparables EV / 2013E EBITDA (6.5x - 8.5x) M&A Transaction Comparables(2) Telecommunication Services $0.80 $1.45 EV / 2013E EBITDA (7.0x - 9.0x) Discounted Cash Flow Analysis(3) Assumptions $1.20 $1.63 WACC 14% - 18% Terminal Multiple 6.5x EV/EBITDA Premiums Paid(4) 29.8% - 76.2% Premium $1.67 $2.27 1-year VWAP $1.29 Per Share $0.25 $0.50 $0.75 $1.00 $1.25 $1.50 $1.75 $2.00 $2.25 $2.50 Current Price Offer Price $1.57(5) $2.00 ___________________________ Note: Implied NTS share price utilizes treasury method and assumes conversion of in-the-money warrants and options in calculating diluted shares outstanding. (1) Valuation based on a sum-of-the-parts analysis. (2) Interquartile range of EV/LTM EBITDA multiples for comparable M&A transactions. (3) See page 26 for detailed discounted cash flow analysis. (4) Interquartile range of premiums paid in comparable size transactions involving changes of control. (5) Price as of October 11, 2013. Confidential 28

Appendix

Detailed Public Comparable Company Analysis

NTS INCORPORATED

($ in millions, except per share data)

Company	Price [1]	Market Cap	Ent. Value	2013E Growth	LTM Operating Results: Revenue	GP	%	Adj. EBITDA	%	NI	%
CLEC and Telecom											
Alaska Communications Systems Group, Inc. (ALSK)	$2.54	$118.5	$624.1	(6.8%)	380.7	234.9	61.7%	131.4	34.5%	58.2	15.3%
CenturyLink, Inc. (CTL)	31.19	18,735.1	40,562.5	(1.6%)	18,192.0	10,687.0	58.7%	7,581.8	41.7%	1,070.0	5.9%
Cincinnati Bell Inc. (CBB)	2.70	561.6	2,877.8	(15.8%)	1,380.6	704.1	51.0%	453.1	32.8%	(41.8)	NM
Consolidated Communications Holdings, Inc. (CNSL)	17.45	700.0	1,943.1	21.2%	619.9	387.6	62.5%	250.2	40.4%	16.9	2.7%
Frontier Communications Corporation Class B (FTR)	4.23	4,228.8	12,009.7	(5.0%)	4,881.0	3,254.0	66.7%	2,253.1	46.2%	98.9	2.0%
HickoryTech Corporation (HTCO)	10.94	148.2	284.9	NA	188.3	75.8	40.3%	47.9	25.4%	8.1	4.3%
Windstream Holdings, Inc. (WIN)	8.05	4,772.1	13,890.2	(2.2%)	6,079.8	3,183.8	52.4%	2,225.2	36.6%	137.7	2.3%
Top Quartile				(1.7%)	5,480.4	3,218.9	62.1%	2,239.2	41.0%	118.3	5.5%
Mean				(1.7%)	4,531.8	2,646.7	56.2%	1,849.0	36.8%	192.6	5.4%
Median				(3.6%)	1,380.6	704.1	58.7%	453.1	36.6%	58.2	3.5%
Bottom Quartile				(6.3%)	500.3	311.3	51.7%	190.8	33.7%	12.5	2.4%
NTS, Inc.	**$1.57**	**$70.7**	**$137.4**	**1.1%**	**60.0**	**33.1**	**55.1%**	**13.4**	**22.3%**	**(1.1)**	**NM**

Company	Enterprise Value / Revenue LTM	Enterprise Value / Revenue CY2013E	Enterprise Value / Revenue CY2014E	Enterprise Value / EBITDA LTM	Enterprise Value / EBITDA CY2013E	Enterprise Value / EBITDA CY2014E	Price / Net Income LTM	Price / Net Income CY2013E	Price / Net Income CY2014E	LTM Leverage Multiples Debt/ Adj. EBITDA	LTM Leverage Multiples Debt/ Mkt. Cap
Alaska Communications Systems Group, Inc. (ALSK)	1.6x	1.8x	2.0x	4.7x	5.8x	6.8x	2.0x	3.8x	26.3x	4.0x	444.2%
CenturyLink, Inc. (CTL)	2.2x	2.2x	2.3x	5.3x	5.5x	5.6x	18.0x	11.5x	11.6x	2.7x	111.1%
Cincinnati Bell Inc. (CBB)	2.1x	2.3x	2.4x	6.4x	7.3x	7.7x	nm	nm	14.9x	4.8x	390.0%
Consolidated Communications Holdings, Inc. (CNSL)	3.1x	3.2x	3.2x	7.8x	6.9x	6.9x	44.7x	22.2x	21.9x	4.9x	174.9%
Frontier Communications Corporation Class B (FTR)	2.5x	2.5x	2.6x	5.3x	5.4x	5.5x	42.3x	20.5x	18.3x	3.6x	192.9%
HickoryTech Corporation (HTCO)	1.5x	nm	nm	6.0x	nm	nm	18.5x	nm	nm	2.8x	91.8%
Windstream Holdings, Inc. (WIN)	2.3x	2.3x	2.3x	6.2x	6.0x	6.0x	35.0x	21.9x	17.8x	4.0x	187.4%
Top Quartile	2.4x	2.5x	2.5x	6.3x	6.7x	6.9x	40.5x	21.9x	21.0x	4.4x	291.4%
Mean	2.2x	2.4x	2.5x	6.0x	6.1x	6.4x	26.8x	16.0x	18.5x	3.9x	227.5%
Median	2.2x	2.3x	2.4x	6.0x	5.9x	6.4x	26.8x	20.5x	18.1x	4.0x	187.4%
Bottom Quartile	1.9x	2.3x	2.3x	5.3x	5.6x	5.7x	18.2x	11.5x	15.6x	3.2x	143.0%
NTS, Inc.	**2.3x**	**2.3x**	**2.1x**	**10.3x**	**9.3x**	**7.0x**	**nm**	**nm**	**13.4x**	**5.6x**	**106.7%**

Source: Factset and company filings.
(1) Price as of October 11, 2013

DRAFT

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Confidential | 30

Detailed Public Comparable Company Analysis (Cont'd)

NTS INCORPORATED

($ in millions, except per share data)

		Market	Ent.	2013E	LTM Operating Results						
Company	Price [1]	Cap	Value	Growth	Revenue	GP	%	Adj. EBITDA	%	NI	%
Cable Operators											
Cablevision Systems Corporation Class A (CVC)	$16.75	$3,572.1	$12,870.8	(7.1%)	6,430.3	3,149.3	49.0%	1,611.1	25.1%	(66.5)	NM
Charter Communications, Inc. Class A (CHTR)	131.55	13,345.0	26,113.0	8.7%	7,682.0	3,661.0	47.7%	2,698.0	35.1%	(265.0)	NM
Time Warner Cable Inc. (TWC)	111.46	31,853.3	55,351.3	3.8%	21,873.0	11,609.0	53.1%	7,968.0	36.4%	2,193.0	10.0%
Top Quartile				6.3%	14,777.5	7,635.0	51.0%	5,333.0	35.8%	1,063.3	10.0%
Mean				1.8%	11,995.1	6,139.8	49.9%	4,092.4	32.2%	620.5	10.0%
Median				3.8%	7,682.0	3,661.0	49.0%	2,698.0	35.1%	(66.5)	10.0%
Bottom Quartile				(1.6%)	7,056.1	3,405.1	48.3%	2,154.6	30.1%	(165.8)	10.0%
NTS, Inc.	$1.57	$70.7	$137.4	1.1%	60.0	33.1	55.1%	13.4	22.3%	(1.1)	NM

	Enterprise Value /						Price /			LTM Leverage Multiples	
	Revenue			EBITDA			Net Income			Debt/	Debt/
Company	LTM	CY2013E	CY2014E	LTM	CY2013E	CY2014E	LTM	CY2013E	CY2014E	Adj. EBITDA	Mkt. Cap
Cablevision Systems Corporation Class A (CVC)	2.0x	2.1x	2.0x	8.0x	7.8x	7.5x	19.3x	56.1x	49.9x	6.3x	285.1%
Charter Communications, Inc. Class A (CHTR)	3.4x	3.2x	2.9x	9.7x	9.1x	8.1x	nm	nm	53.4x	4.7x	96.0%
Time Warner Cable Inc. (TWC)	2.5x	2.5x	2.4x	6.9x	6.9x	6.7x	15.4x	17.0x	14.5x	3.3x	83.8%
Top Quartile	3.0x	2.8x	2.7x	8.8x	8.5x	7.8x	18.3x	46.3x	51.7x	5.5x	190.6%
Mean	2.6x	2.6x	2.4x	8.2x	8.0x	7.4x	17.3x	36.5x	39.3x	4.8x	155.0%
Median	2.5x	2.5x	2.4x	8.0x	7.8x	7.5x	17.3x	36.5x	49.9x	4.7x	96.0%
Bottom Quartile	2.3x	2.3x	2.2x	7.5x	7.4x	7.1x	16.3x	26.8x	32.2x	4.0x	89.9%
NTS, Inc.	2.3x	2.3x	2.1x	10.3x	9.3x	7.0x	nm	nm	13.4x	5.6x	106.7%

DRAFT

Source: Factset and company filings.
(1) Price as of October 11, 2013

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Confidential | 31

Detailed Cost of Capital Calculation

NTS INCORPORATED

ASSUMPTIONS	
Marginal Tax Rate	35.0%
Risk-Free Rate of Return[1]	2.5%
Market Risk Premium[2]	6.6%
Micro-Cap Size Premium[3]	11.8%
Target Debt/Capital[4]	31.8%
Target Debt/Equity[4]	46.6%
Marginal Cost of Debt	11.7%

COST OF EQUITY CALCULATION	
Market Risk Premium	6.6%
Multiplied by Levered Beta	0.55
Adjusted Risk Premium	3.6%
Add: Risk-Free Rate of Return	2.5%
Add: Micro-Cap Size Premium	11.8%
Cost of Equity	**17.9%**
Multiplied by Equity / Total Capital	68.2%
Cost of Equity Portion	12.2%
Marginal Cost of Debt	11.7%
Marginal Tax Rate	35.0%
After-Tax Cost of Debt	**7.6%**
Multiplied by Debt/Total Capital	31.8%
Cost of Debt Portion	2.4%
Weighted Average Cost of Capital	**14.6%**

BETA CALCULATION

Ticker	Name	Levered Beta[5]	Total Debt	Mkt. Val. Equity[6]	Debt / Equity	Unlevered Beta[7]
CLEC and Telecom						
ALSK	Alaska Communications Systems Group, Inc.	0.89	526.4	121.8	432.3%	0.23
CTL	CenturyLink, Inc.	0.70	20,822.0	19,954.5	104.3%	0.42
CBB	Cincinnati Bell Inc.	1.36	2,190.2	563.7	388.5%	0.39
CNSL	Consolidated Communications Holdings, Inc.	1.04	1,224.3	718.0	170.5%	0.49
FTR	Frontier Communications Corporation	0.77	8,158.8	4,408.8	185.1%	0.35
HTCO	HickoryTech Corporation	0.70	136.0	154.1	88.2%	0.44
WIN	Windstream Holdings, Inc.	0.89	8,944.7	5,038.9	177.5%	0.41
Cable Operators						
CVC	Cablevision Systems Corporation	1.37	10,185.5	4,350.6	234.1%	0.54
CHTR	Charter Communications, Inc.	0.75	12,812.0	13,819.7	92.7%	0.47
TWC	Time Warner Cable Inc.	0.69	26,692.0	33,090.7	80.7%	0.45
Average Unlevered Beta for Comps						**0.42**
Target Debt/Equity[4]						46.6%
Marginal Tax Rate						35.0%
Levered Beta						**0.55**

Source: Company filings and Factset.
(1) Long-term (20-year) U.S. Treasury Coupon Bond Yield (Ibbotson, 2012).
(2) Historical equity risk premium (Ibbotson, 2012).
(3) Micro-cap return in excess of CAPM (Ibbotson, 2012).
(4) Target debt / capital ratio excludes cost of government-sponsored debt instruments.
*(5) Levered Beta = Unlevered Beta * (1+((D/E)*(1-T)))*
(6) Market data as of October 11, 2013.
(7) Unlevered Beta = Levered Beta / (1+((D/E)(1-T)))*

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Confidential | 32

Detailed Precedent Transactions

NTS INCORPORATED

Date Announced	Acquirer	Target	Target Business Description	Total EV ($MM)	TEV / LTM EBITDA
10/02/13	Zayo Group	Fiberlink	Dark fiber network operator	N/A	N/A
09/04/13	Cox Communications	EasyTEL	Voice, data and video services	N/A	N/A
08/19/13	Zayo Group	Access Communications	Metro fiber network	$40	N/A
04/30/13	Global Telecom & Technology	Neutral Tandem	IP transit and Ethernet services	53	N/A
03/19/13	Liberty Media Corporation	Charter Communications (27.3% Stake)	Cable operator	22,184	8.4x
02/26/13	Telephone and Data Systems, Inc.	Baja Broadband	Rural cable operator	268	N/A
02/07/13	Charter Communications	Bresnan Broadband Holdings	Regional cable operator	1,625	7.0x
12/27/12	Berkshire	Sidera and Lightower	CLEC	2,000	N/A
12/14/12	Zayo Group	Litecast Baltimore LLC	Fiber infrastructure connectivity and ethernet	22	N/A
10/17/12	Zayo Group	First Telecom Services, LLC	Owner and operator of fiber optic network	110	N/A
07/18/12	BC Partners; CPP Investment Board; Management	Cequel Communications (Suddenlink)	Cable system operator	6,600	8.9x
07/12/12	Hawaiian Telecom	Wavecom	CLEC	13	N/A
06/05/12	Zayo Group	FiberGate, Inc.	Owner and operator of fiber optic network	117	N/A
03/21/12	Zayo Group	Arialink Broadband	Fiber optic Internet services	18	N/A
03/19/12	Zayo Group	AboveNet Inc.	High-bandwidth connectivity solutions	2,142	11.1x
02/06/12	Consolidated Communications Holdings, Inc.	SureWest Communications	ILEC/CLEC	530	6.7x
12/06/11	HickoryTech Corporation	IdeaOne Telecom	Rural CLEC	28	5.8x
10/07/11	Zayo Group	360networks Corporation	Intercity fiber network	345	N/A
08/01/11	Windstream	PAETEC Holding Corp.	Voice, data and business services	2,245	7.0x
04/27/11	CenturyLink, Inc.	SAVVIS, Inc.	Cloud infrastructure and hosted IT solutions	2,964	13.0x
04/11/11	Level3	Global Crossing	Broadband, voice, data, multimedia	2,590	6.1x
02/14/11	EchoStar Corp.	Hughes Communications, Inc.	Satellite broadband networks	1,934	8.7x
01/19/11	ACF Industries Holding Corp.	XO Holdings, Inc.	IP communications and intelligent networking	1,100	6.0x
10/01/10	EarthLink	ITC^DeltaCom	Integrated telecommunication services	516	5.8x
09/14/10	Lightower	Lexent	Custom built dark fiber networks	110	12.2x
09/13/10	PAETEC Holding Corp.	Cavalier	High capacity fiber network	460	5.1x
08/26/10	Court Square Capital Partners	Fibertech	Regional provider of fiber optic bandwidth	535	10.3x
08/17/10	Windstream	KDL-Norlight	Regional fiber transport and CLEC	782	8.4x
07/20/10	NTELOS	WV FiberNet	Metro and regional fiber network	170	6.8x
06/30/10	Zayo Group	American Fiber System	Metro fiber network	100	10.0x
05/25/10	Lightower	Veroxity	Fiber based data and Internet connectivity	21	9.5x
04/22/10	CenturyTel	Qwest	Diversified telecommunications provider	22,600	5.2x
03/24/10	Zayo Group	AGL Networks	Regional fiber network	71	9.7x
03/05/10	Abry Partners	RCN Metro	Provides triple-play services in metro areas	496	7.8x

Top Quartile	9.7x
Mean	8.2x
Median	8.1x
Bottom Quartile	6.3x

Source: Factset.

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Transaction Premia Analysis

NTS INCORPORATED

Target	Acquirer	Transaction Value	Price Per Share	Date of Announcement	Market Cap Day Before Announcement (in millions)	Closing Stock Price Day Before Announcement	Closing Stock Price 1 Month Before Announcement	Day Prior Premium	One Month Prior Premium
1. O.A.K. Financial Corp.	Chemical Financial Corp.	$76.8	$28.41	01/08/2010	48.65	$18.00	$18.55	57.8%	53.1%
2. Sirit, Inc.	Federal Signal Corp.	$72.1	$0.44	01/14/2010	40.49	$0.25	$0.18	76.9%	141.8%
3. Global Med Technologies, Inc.	Haemonetics Corp.	$48.7	$1.22	02/01/2010	26.89	$0.74	$0.78	64.9%	56.4%
4. Bancinsurance Corp.	Bancinsurance Corp. /Private Group	$11.4	$8.50	03/22/2010	26.03	$5.00	$5.38	70.0%	58.1%
5. Northeast Bancorp	FHB Formation LLC	$32.4	$13.93	03/31/2010	32.62	$14.05	$11.86	-0.9%	17.5%
6. EF Johnson Technologies, Inc.	Francisco Partners Management LLC	$41.5	$1.50	05/17/2010	27.29	$1.03	$1.08	45.6%	38.9%
7. Central Jersey Bancorp	Kearny Financial Corp.	$69.4	$7.50	05/25/2010	30.11	$3.25	$3.45	130.6%	117.4%
8. VCG Holding Corp.	Family Dog LLC	$51.7	$2.25	07/22/2010	28.56	$1.65	$1.56	36.4%	44.2%
9. Comm Bancorp, Inc.	F.N.B. Corp. (Pennsylvania)	$67.8	$39.36	08/09/2010	41.33	$23.99	$17.31	64.1%	127.4%
10. ADAM, Inc.	Ebix, Inc.	$67.1	$6.11	08/30/2010	31.61	$3.17	$3.22	92.6%	89.6%
11. Henry Bros. Electronics	Kratos Defense & Security Solutions	$54.9	$8.20	10/06/2010	27.83	$4.60	$4.01	78.3%	104.5%
12. Monroe Bancorp	Old National Bancorp	$83.2	$12.73	10/06/2010	33.52	$5.38	$4.50	136.6%	182.9%
13. Madison National Bancorp, Inc.	Modern Capital Advisors LLC	$33.5	$9.09	10/22/2010	28.11	$7.63	$7.25	19.2%	25.4%
14. COMFORCE Corp.	ABRY Partners LLC	$123.5	$2.50	11/02/2010	28.17	$1.62	$1.40	54.3%	78.6%
15. Arbinet Corp.	Primus Telecommunications Group	$19.5	$5.03	11/11/2010	37.54	$6.82	$7.18	-26.2%	-29.9%
16. Matrixx Initiatives, Inc.	H.I.G. Capital Management, Inc.	$58.2	$8.75	12/14/2010	48.12	$5.12	$5.31	70.9%	64.8%
17. Technology Research Corp.	Coleman Cable, Inc.	$36.8	$7.20	01/18/2011	25.83	$3.90	$3.58	84.6%	101.1%
18. Emergent Group, Inc.	Universal Hospital Services, Inc.	$58.8	$8.46	02/07/2011	41.80	$6.06	$6.55	39.6%	29.1%
19. XETA Technologies, Inc.	PAETEC Holding Corp.	$62.5	$5.50	02/09/2011	41.20	$3.84	$3.09	43.2%	78.0%
20. Community Capital Corp.	Park Sterling Corp.	$32.4	$3.22	03/31/2011	27.61	$2.75	$2.76	16.9%	16.5%
21. Fremont Michigan InsuraCorp, Inc.	The American Automobile Association	$64.5	$36.15	04/18/2011	47.75	$26.75	$25.70	35.1%	40.7%
22. DEI Holdings, Inc.	Charlesbank Capital Partners LLC	$114.6	$4.47	05/12/2011	39.86	$1.56	$1.68	186.5%	166.1%
23. Ophthalmic Imaging Systems, Inc.	Merge Healthcare, Inc.	$29.5	$0.96	06/06/2011	25.76	$0.85	$1.00	12.7%	-4.2%
24. Hampshire First Bank	NBT Bancorp, Inc.	$42.0	$15.10	11/16/2011	28.37	$9.10	$9.25	66.0%	63.3%
25. Indiana Community Bancorp	Old National Bancorp	$82.4	$24.09	01/25/2012	49.65	$14.51	$14.40	66.0%	67.3%

Source: Factset.

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Transaction Premia Analysis (Cont'd)

NTS INCORPORATED

Target	Acquirer	Transaction Value	Price Per Share	Date of Announcement	Market Cap Day Before Announcement (in millions)	Closing Stock Price Day Before Announcement	Closing Stock Price 1 Month Before Announcement	Day Prior Premium	One Month Prior Premium
26. VIST Financial Corp.	Tompkins Financial Corp.	$84.5	$12.82	01/26/2012	45.46	$6.90	$6.33	85.9%	102.6%
27. Swank, Inc.	Randa Accessories Leather Goods LLC	$55.9	$10.00	02/03/2012	26.49	$4.75	$3.59	110.5%	178.6%
28. North Central Bancshares, Inc.	National Australia Bank Ltd.	$41.5	$30.58	03/13/2012	29.91	$22.04	$20.64	38.7%	48.2%
29. Southern Community Financial Corp.	Capital Bank Financial Corp.	$74.3	$3.11	03/27/2012	33.01	$1.96	$1.78	58.5%	74.7%
30. Imperial Sugar Co.	Louis Dreyfus et Cie SA	$146.5	$6.35	05/01/2012	49.49	$4.05	$4.69	56.8%	35.4%
31. Central Bancorp, Inc.	Independent Bank Corp.	$51.6	$32.00	05/01/2012	30.52	$18.05	$18.20	77.3%	75.8%
32. EDGAR Online, Inc.	R.R. Donnelley & Sons Co.	$60.0	$1.09	05/22/2012	25.28	$0.72	$0.76	51.7%	43.7%
33. BancTrust Financial Group, Inc.	Trustmark Corp.	$55.4	$3.08	05/29/2012	34.14	$1.90	$2.09	62.2%	47.5%
34. First Trust Bank	BNC Bancorp	$36.0	$7.53	06/04/2012	28.18	$5.90	$5.40	27.7%	39.5%
35. Micronetics, Inc.	Mercury Systems, Inc.	$71.4	$14.80	06/10/2012	35.42	$7.74	$7.90	91.2%	87.3%
36. Network Equipment Technologies	Sonus Networks, Inc.	$68.7	$1.35	06/19/2012	36.09	$1.18	$1.01	14.4%	33.7%
37. Unicom Engineering, Inc.	UNICOM Systems, Inc.	$54.0	$1.45	06/19/2012	33.32	$0.78	$0.84	85.5%	72.6%
38. Blackwater Midstream Corp.	ArcLight Capital Holdings LLC	$44.8	$0.64	06/29/2012	29.93	$0.53	$0.50	20.8%	28.0%
39. Conmed Healthcare Management	Correct Care Solutions LLC	$37.9	$3.95	07/16/2012	47.99	$3.45	$3.44	14.5%	14.8%
40. Fidelity Bancorp, Inc.	WesBanco, Inc.	$71.0	$23.13	07/19/2012	38.81	$12.65	$10.68	82.9%	116.7%
41. The Savannah Bancorp, Inc.	SCBT Financial Corp.	$67.1	$9.31	08/08/2012	39.95	$5.55	$5.30	67.8%	75.7%
42. Western Liberty Bancorp	Western Alliance Bancorp	$54.5	$4.05	08/17/2012	38.38	$2.85	$2.85	42.1%	42.1%
43. KSW, Inc.	Related LP	$18.7	$5.00	09/10/2012	26.00	$4.07	$3.78	22.9%	32.3%
44. ECB Bancorp, Inc.	VantageSouth Bancshares, Inc.	$54.4	$18.74	09/25/2012	33.49	$11.75	$10.99	59.5%	70.6%
45. First Investors Financial Services	Aquiline Capital Partners LLC	$88.7	$13.87	09/26/2012	45.34	$10.13	$8.88	37.0%	56.3%
46. Luzerne National Bank Corp.	Penns Woods Bancorp, Inc.	$46.2	$68.06	10/18/2012	26.35	$38.80	$35.38	75.4%	92.4%
47. Versant Corp.	Garnett & Helfrich Capital LLC	$13.8	$13.00	11/21/2012	32.12	$11.80	$11.42	10.2%	13.8%
48. San Diego Trust Bank	Pacific Premier Bancorp, Inc.	$29.3	$13.62	03/06/2013	25.59	$14.63	$14.55	-6.9%	-6.4%
49. Commerce National Bank	Sterling Financial Corp.	$40.2	$15.10	05/02/2013	30.00	$11.45	$10.63	31.9%	42.1%
50. SoundBite Communications, Inc.	Permira Holdings Ltd.	$68.0	$5.00	05/20/2013	49.39	$2.99	$3.02	67.2%	65.8%
51. Frozen Food Express Industries, Inc.	Duff Brothers Capital Corp.	$79.3	$2.10	07/15/2013	30.75	$1.70	$1.71	23.5%	22.8%
							Upper Quartile	76.2%	83.0%
							Mean	55.5%	63.4%
							Median	57.8%	56.4%
							Lower Quartile	29.8%	34.5%

Source: Factset.

B | RILEY

Confidential | 35

Disclosure – Privileged and Proprietary The information contained in this presentation, including any and all discussions, views, opinions and financial advice expressed or communicated by B. Riley is proprietary and highly confidential. It has been prepared by B. Riley for the sole benefit of NTS, Inc., and as such may not be referred to, shared or disseminated without the prior written consent of B. Riley in each instance. Los Angeles Newport Beach San Francisco 11100 Santa Monica Blvd. 4695 MacArthur Court 425 California St. Suite 800 Suite 100 Suite 900 Los Angeles, CA 90025 Newport Beach, CA 92660 San Francisco, CA 94104 T: 310-966-1444 T: 949-852-9911 T: 415-692-0073 New York Boston 237 Park Ave. 470 Atlantic Ave. Suite 9022 Suite 4051 New York, NY 10017 Boston, MA 02210 T: 212-225-8484 T: 617-273-8133 Confidential 36